Exhibit (j)(3)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this [ ] day of [ ], 2022, by and between Flowstone Opportunity Fund (f/k/a Cresset Private Market Opportunity Fund) (“Fund), and UMB Bank, n.a., a national banking association (“UMB”).

WHEREAS, the Fund and UMB have entered into a Custody Agreement dated December 14, 2018 which was subsequently amended on July 7, 2021 (the “Custody Agreement”);

WHEREAS, the parties wish to amend the Agreement as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Section 1 shall be replaced in its entirety with the following:

1. APPOINTMENT OF CUSTODIAN.

The Fund hereby constitutes and appoints the Custodian as custodian of Assets belonging to each such Fund which have been or may be from time to time delivered to and accepted by the Custodian. Custodian accepts such appointment as a custodian and agrees to perform the duties and responsibilities of Custodian as set forth herein on the conditions set forth herein. For purposes of this Agreement, the term “Assets” shall include Securities, monies, and other property held by the Custodian for the benefit of a Fund. “Security” or “Securities” shall mean stocks, bonds, rights, warrants, certificates, instruments, obligations and all other negotiable or non-negotiable paper commonly known as Securities which have been or may from time to time be delivered to and accepted by the Custodian. “Securities” shall also mean, for purposes of the Fund’s investments in underlying investment companies, the completed subscription agreements (or any document, however titled, containing factual information regarding the Fund and Fund representations and warranties necessary to make the investment, which shall be defined herein as a “Subscription Agreement”), pertaining to such underlying investment company. Custodian shall have no obligation to treat a Subscription Agreement as a Security until the Fund delivers such completed Subscription Agreement to the Custodian. “Underlying Share” or “Underlying Shares” shall mean uncertificated shares of, or other interests in, other investment funds, accounts or vehicles, including, but not limited to, mutual funds.

2.            The following shall be inserted as Section 2(h):

The Fund acknowledges that where Instructions or Special Instructions require the Custodian to prepare and submit a Subscription Agreement, redemption requests, stock transfers, other transaction related documents required in the Fund’s normal course of business and exchanges of cash for Underlying Shares (“Writings”), the Custodian will, at the Fund’s option, prepare but not submit such Writings unless and until all required information necessary to complete a Writing has been submitted by an Authorized Person. The Fund agrees to make available Authorized Persons during normal business hours to work with the Custodian and its affiliates to complete such Writings. The Fund acknowledges that the Custodian shall not be liable for its obligations with respect to Writings if such failure results from any delay, error, unavailability or inaccuracy in an Instruction or Special Instruction provided by the Fund or an Authorized Person.

If the Fund elects to prepare such Writings, the Custodian agrees to make available appropriate personnel during normal business hours to assist the Fund or its delegates to complete such Writings; and, in furtherance of the foregoing, where the receipt of an Instruction or a Special Instruction requires the Custodian to deliver to the Manager an execution page to a Writing bearing Custodian’s (or an authorized person thereof) signature, the Custodian (or an authorized person thereof) shall execute and deliver to the Manager any and all such execution pages within one business day of receipt of such Instruction or Special Instruction.

Without limiting the foregoing, the parties agree that the accuracy and completeness of all information provided in a Subscription Agreement, investor questionnaire or other similar document for an Underlying Share is the sole responsibility of the Fund, and not the Custodian or its affiliates, regardless of whether the Custodian or its affiliates assist in the completion of the Subscription Agreement, investor questionnaire or similar document. In the event that the investment fund rejects a Subscription Agreement, the Fund will be solely responsible for completing a new Subscription Agreement for the Underlying Share.

By providing an Instruction or Special Instruction to complete a Subscription Agreement or other such Writing, the Fund certifies that it has read and approved the relevant offering documents and the Subscription Agreement or other Writing required to be submitted to invest in the foregoing investment. The Fund takes full responsibility for any representations in Subscription Agreements or to any other person or entity regarding the Fund’s qualifications to invest in underlying funds, the Fund’s status under any anti-money laundering or similar statutes, the Fund’s financial status or condition, or any other information relating to the Fund and hereby represents that any such representations are accurate and complete. Representations regarding such matters in any Subscription Agreement or similar document are representations of the Fund and not of the Custodian.

3.            Schedule A to the Custody Agreement shall hereby be amended and restated in its entirety to read as the Schedule A attached hereto.

4.            Any reference to any Agreement shall be a reference to such Custody Agreement as amended hereby. All rights, obligations and liabilities in respect of the Custody Agreement shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Custody Agreement, the terms of this Amendment shall prevail. All other terms of the Custody Agreement are hereby ratified and confirmed.

5.            This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

FLOWSTONE OPPORTUNITY FUND
(“Fund”)

By:
Name: Scott P. Conners
Title: President

UMB BANK, N.A.
(“UMB”)

By:
Amy Small
Senior Vice President

SCHEDULE A

Asset Value Fee

To be computed as of month-end on the average asset market value of each account at the annual rate of:

■	First $250 million in assets	1.0 basis point, plus

■	Next $250 million in assets	.50 basis point, plus

■	Assets over $500 million	.40 basis point
Subject to annual minimum per account*		$12,000

* Assessed monthly at the greater of 1/12 of the asset basis point calculation or 1/12 of the annual minimum.

Portfolio Transaction Fees

■	DTC**	$6.00

■	Fed book entry**	$10.00

■	Physical**	$30.00

■	Principal paydown	$7.00

■	Option (purchased or written) / future	$30.00

■	Inter-account book transfer	$3.00

■	Corporate action / call / reorganization	$30.00

■	UMB repurchase agreement**	$6.00

■	Tri-party repurchase agreement**	$20.00

■	Wire in (non-settlement-related)	$10.00

■	Wire in / out and check issued via UMB Direct (non-settlement related)	$10.00

■	Wire out and check issued requested by email or fax (non-settlement related)	$25.00

Mutual Funds (RIC)

■	Buy, sell or free security movement via PowerStation® web portal	$10.00

■	Buy, sell or free security movement via email or fax	$20.00

■	Mutual fund dividend transaction (RIC) (dividend, capital gain or re-invest, each)	$5.00

Alternative Investment Fees (pertain to underlying portfolio fund holdings)

■	Initial subscriptions	$100.00

■	Subsequent subscriptions	$50.00

■	Redemptions	$50.00

■	Transfer of assets to UMB as nominee	$75.00

■	Additional alternative asset processing	$40.00

■	Market value updates	$25.00

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to security transfer fees, certificate fees, shipping/courier fees or charges, bank DDA service charges, proxy fees/charges, legal review/processing of restricted and private placement securities, custom programming charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of the Agreement and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

This fee schedule pertains to custody of U.S. domestic assets only. We will provide our fee schedule for Euroclear and global custody upon request.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.